SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2010

STANDARD MOTOR PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

New York	1-4743	11-1362020
(State or Other	(Commission File Number)	(I.R.S. Employee
Jurisdiction of Incorporation)		Identification Number)

37-18 Northern Boulevard, Long Island City, New York 11101
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code:  718-392-0200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01.  Entry into a Material Definitive Agreement

Third Amended and Restated Credit Agreement

On November 10, 2010, Standard Motor Products, Inc. and its wholly-owned subsidiary (the “Company”) entered into the Third Amended and Restated Credit Agreement with General Electric Capital Corporation, as agent, and a syndicate of lenders for a secured revolving credit facility (the “Restated US Credit Agreement”). The Restated US Credit Agreement replaces our previous Second Amended and Restated Credit Agreement which provided for a $200 million credit facility and which was to expire in March 2013. The Restated US Credit Agreement, among other things, (a) continues to provide for a line of credit of up to $200 million, (b) extends the maturity date of the agreement to March 2014, (c) removes the borrowing availability reserve requirement, and (d) reduces the applicable margins relating to the calculation of interest rates. The Restated US Credit Agreement is guaranteed by our same subsidiaries and secured by our same assets as the previous credit facility.

Borrowings under the Restated US Credit Agreement continue to be collateralized by substantially all of our assets, including accounts receivable, inventory and fixed assets, and those of certain of our subsidiaries. At any time our borrowing availability in the aggregate is less than $30 million and until such time that we have maintained an average borrowing availability in the aggregate of $30 million or greater for a continuous period of ninety (90) days, we would have to comply with financial covenants requiring us, on a consolidated basis, (1) to maintain specified levels of fixed charge coverage at the end of each fiscal quarter (rolling twelve months), and (2) to limit capital expenditure levels. Availability under our Restated US Credit Agreement is based on a formula of eligible accounts receivable, eligible inventory and eligible fixed assets. Our Restated US Credit Agreement also permits dividends and distributions by us provided specific conditions are met.

We maintain ordinary banking relationships with General Electric Capital Corporation, certain of the other lenders and their respective affiliates. For these services, the parties have received, and may in the future receive, customary compensation and expense reimbursement.

Amendment to Canadian Credit Agreement

On November 10, 2010, the Company and certain of its wholly owned subsidiaries amended its Credit Agreement, dated as of December 29, 2005, as amended (the “Canadian Credit Agreement”), with GE Canada Finance Holding Company, for itself and as agent for the lenders.
The amended Canadian Credit Agreement extends the maturity date of the agreement to March 2014 and also modifies certain provisions, including interest rates, to parallel the revolving credit provisions of the Restated US Credit Agreement. The amended Canadian Credit Agreement is guaranteed and secured by the Company and certain of its wholly-owned subsidiaries.

The descriptions set forth above are qualified by the Third Amended and Restated Credit Agreement filed herewith as exhibit 10.34 and by Amendment No. 6 to Credit Agreement filed herewith as exhibit 10.35.

Item 1.02. Termination of a Material Definitive Agreement

As described in Item 1.01 above, as a result of our entry into the Restated US Credit Agreement, our existing credit facility under the Second Amended and Restated Credit Agreement terminated as of November 10, 2010. The Second Amended and Restated Credit Agreement was  entered into on March 20, 2007, as amended, with General Electric Capital Corporation, as administrative agent for the various lenders. We are not obligated to pay any early termination or prepayment penalties in connection with the termination of this credit facility. The information set forth in Item 1.01 above is incorporated by reference into this Item 1.02.

Item 8.01.  Other Events

In connection with the entering into the Restated US Credit Agreement, we issued a press release on November 11, 2010, announcing the consummation of the transaction. A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits.

10.34
Third Amended and Restated Credit Agreement, dated as of November 10, 2010, among Standard Motor Products, Inc., as borrower and the other credit parties thereto, and General Electric Capital Corp., as agent and lender, Bank of America, N.A. and Wells Fargo Capital Finance, LLC, as lenders and co-syndication agents, JPMorgan Chase Bank, N.A., as lender and as documentation agent, and the other lenders thereto.

10.35
Amendment No. 6 to Credit Agreement, dated as of November 10, 2010, among SMP Motor Products, Ltd., as borrower and the other credit parties thereto, and GE Canada Finance Holding Company, as lender and agent, and the other lenders thereto.

99.1	Press release dated November 11, 2010, announcing the consummation of the Third Amended and Restated Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MOTOR PRODUCTS, INC.

By:	/s/ James J. Burke
James J. Burke
Vice President Finance, Chief Financial Officer

Date: November 11, 2010

Exhibit Index

Exhibit No.	Description

10.34
Third Amended and Restated Credit Agreement, dated as of November 10, 2010, among Standard Motor Products, Inc., as borrower and the other credit parties thereto, and General Electric Capital Corp., as agent and lender, Bank of America, N.A. and Wells Fargo Capital Finance, LLC, as lenders and co-syndication agents, JPMorgan Chase Bank, N.A., as lender and as documentation agent, and the other lenders thereto.

10.35
Amendment No. 6 to Credit Agreement, dated as of November 10, 2010, among SMP Motor Products, Ltd., as borrower and the other credit parties thereto, and GE Canada Finance Holding Company, as lender and agent, and the other lenders thereto.

99.1	Press release dated November 11, 2010, announcing the consummation of the Third Amended and Restated Credit Agreement.